UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BENCHMARK ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL CO-INVEST II L.P.
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
JEFFREY S. MCCREARY
ROBERT K. GIFFORD
BRENDAN B. SPRINGSTUBB

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other participants named herein (collectively, "Engaged Capital"), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Benchmark Electronics, Inc., a Texas corporation.

Item 1: On April 25, 2016, Engaged Capital issued the following press release:

ENGAGED CAPITAL SETS THE RECORD STRAIGHT IN A NEW PRESENTATION TO BENCHMARK SHAREHOLDERS

•	Highlights flaws and falsehoods in BHE’s defensive claims in its presentation
•	Lays out the Facts behind BHE’s ten year history of long-term underperformance under the current Board
•	Vote the BLUE Engaged Capital Proxy Card today to elect Robert K. Gifford, Jeffrey S. McCreary, and Brendan B. Springstubb and Restore Shareholder Value

Newport Beach, CA, April 25, 2016 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities and a 4.9% shareholder of Benchmark Electronics, Inc. (“BHE” or the “Company”) (NYSE: BHE), announced today that it has released a new presentation to BHE shareholders highlighting significant flaws and falsehoods in the Company’s April 22nd, 2016 presentation to investors. Additionally, Engaged Capital issued the following statement in connection with its campaign to elect three highly-qualified directors at the Company’s upcoming May 11, 2016 Annual Meeting of Shareholders. The presentation and statement are also available on Engaged Capital’s website www.adeeperbench.com.

“BHE’s April 22nd presentation to investors represents, in our view, a new low for BHE’s leadership who knowingly released a presentation claiming, among other things, that the Company’s shareholder returns outperformed peers.  This claim was made immediately after a 14% decline in its share price, which the Company conveniently failed to include in its calculation of total shareholder returns.  An honest analysis shows BHE has, in fact, materially underperformed peers from the date referenced in the Company’s presentation. Frankly, we are appalled that the Company has resorted to such clandestine tactics. BHE’s ten year history of long-term underperformance under incumbent directors, and those director’s blatant attempts to cover up their value destructive track record, clearly illustrates the need for change in the board room.

“We urge our fellow shareholders to review the presentation we released today setting the record straight and revealing the numerous flaws and questionable logic in the Company’s miscalculations and claims to investors. BHE’s current valuation – trading below tangible book value – reflects investors’ lack of confidence in the Company’s leadership.  It is clearer than ever that significant change is needed at BHE to unlock the value trapped in the Company.

“BHE’s Board has failed to generate returns on the capital shareholders have entrusted to them. It is time to elect new directors who will make decisions to ensure BHE is worth more as a going concern than just the value of its cash and tangible assets.

“We are confident that our highly-qualified candidates, whose interests are fully aligned with the interests of all BHE shareholders, will bring the necessary skills and expertise to fix BHE’s inefficient use of working capital, the discipline to capital allocation, and will work diligently to correct management’s flawed incentive compensation program – all with the goal of creating lasting value for the shareholders. Vote today to let the Board know that the time for change is now!”

VOTE THE BLUE ENGAGED CAPITAL PROXY CARD FOR ALL THREE ENGAGED CAPITAL NOMINEES TODAY

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

or visit www.adeeperbench.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC

Item 2: The following materials were posted by Engaged Capital to www.adeeperbench.com: